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                                                                    EXHIBIT 8(c)

                    FORM OF TRANSFER AND ASSUMPTION AGREEMENT

         This Transfer and Assumption Agreement ("Agreement"), effective as of April 1, 2002, is entered into by and between Janus Service Corporation, a Colorado corporation ("JSC"), and Janus Services LLC, a Delaware limited liability company ("JSLLC").

         WHEREAS, JSC provides transfer agency services and shareholder servicing to certain investment companies, including without limitation those investment companies that are parties to the transfer agency agreements set forth on Exhibit A;

         WHEREAS, effective April 1, 2002, JSC transferred all of its business activities to JSLLC, in connection with the corporate reorganization of Janus Capital Corporation, JSC's parent; and

         WHEREAS, in connection with the transfer of JSC's business activities to JSLLC, JSC and JSLLC desire to set forth their agreement with respect to the transfer of all rights of JSC to JSLLC and the assumption by JSLLC of JSC's obligations under such agreements to which JSC is a party or under which JSC has rights or obligations, as set forth in more detail below.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                           TRANSFER AND ASSUMPTION OF
                           TRANSFER AGENCY AGREEMENTS

         1.1 Subject to the terms and conditions herein stated, JSC hereby transfers, conveys, delegates and delivers to JSLLC all of JSC's rights, interests, duties, obligations, burdens, responsibilities and liabilities, of every kind and nature whatsoever, whenever created or incurred, under all of the transfer agency agreements with respect to proprietary, U.S. registered mutual funds to which JSC is a party, including without limitation those transfer agency agreements set forth on Exhibit A attached hereto and incorporated herein by reference (the "Transfer Agency Agreements").

         1.2 Subject to the terms and conditions herein stated, JSLLC hereby expressly (i) undertakes, assumes and agrees to perform and/or satisfy each and every one of JSC's obligations, duties, burdens, responsibilities and liabilities under the Transfer Agency Agreements, (ii) agrees to be bound by all of the provisions of the Transfer Agency Agreements, to the same extent as if JSLLC had initially executed and delivered such agreements, and (iii) agrees to indemnify JSC from and against any liability, loss, or damage arising under the Transfer Agency Agreements.



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                                   ARTICLE II
                               GENERAL PROVISIONS

         2.1 CONDITIONS TO THE TRANSFER AND ASSUMPTION. The transfer by JSC, and the assumption by JSLLC, of the Transfer Agency Agreements are subject to obtaining such approval of the Board of Trustees of the funds to which such agreements relate, as may be required under the Investment Company Act of 1940 or any other applicable law, rule, regulation or order, and to obtaining such consents as may be required under the provisions of such agreements.

         2.2 FURTHER ASSURANCES. JSC and JSLLC each shall take such action and execute and deliver to the other party all such instruments and documents as such other party may reasonably request to carry out the intent and purposes of this Agreement and the transactions contemplated hereby. In particular, JSC and JSLLC acknowledge the purpose of this Agreement is to: transfer to JSLLC all of JSC's rights, interests, duties, obligations, burdens, responsibilities and liabilities under the transfer agency agreements to which JSC is a party and for JSLLC to accept and assume all of JSC's rights, interests, duties, obligations, burdens, responsibilities and liabilities as described in Section 1.2 herein. If any such agreement, or right, interest, duty, obligation, burden, responsibility or liability is inadvertently not included specifically in this Agreement, JSC and JSLLC agree to take the appropriate actions needed to transfer any such agreement or right, interest, duty, obligation, burden, responsibility or liability to JSLLC and for JSLLC to assume the same. Nothing in the transactions contemplated by this Agreement shall be deemed to be an "assignment" for purposes of the Investment Company Act of 1940, as amended.

         2.3 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Colorado, without regard to its principles of conflicts of law.

         2.4 ASSIGNMENT AND AMENDMENT. This Agreement may not be transferred, assigned, pledged or hypothecated by any party without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be changed or modified except by a written amendment hereto signed by all parties affected by such amendment.

         2.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and all of which together shall constitute one and the same agreement.


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         IN WITNESS WHEREOF, each of the parties have executed this Agreement as of the day and year first set forth above.


JANUS SERVICE CORPORATION                JANUS SERVICES LLC



By:                                      By:
   -------------------------------          -----------------------------------
   Thomas A. Early, Vice President          Kelley Abbott Howes, Vice President



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